EX-3.2


                               [Filed Mar 22 1999
                          Minnesota Secretary of State]

                              Articles of Amendment
                                     Of the
                            Articles of Incorporation
                                       Of
                             ETG International, Inc.


      The undersigned Minnesota Corporation, for the purpose of amending its Articles of Incorporation pursuant to Chapter 302A or 317A of the Minnesota Business Corporation Act, does hereby adopt the following amendments:

    1. The undersigned hereby certify that on the 18th of March 1999, a special meeting of the Board of Directors was duly held and convened at which there was a present a quorum of the Board of Directors acting throughout all proceedings, and at which time the following resolution was duly adopted by the Board of Directors.

           Article 1.      The new name of the Corporation is:

                           "SolutionNet International, Inc."

           Article 2.      The new board of directors is as follows:

                             NAME                            ADDRESS
                             ----                            -------
                      Garrett K. Krause                P.O. Box 7006
                                                       Beverly Hills, CA 90212

                      Dan Curran                       4344 Promenade Way, #102P
                                                       Marina del Rey, CA 90292

      This amendment has been approved pursuant to Minnesota Satiates chapter 302A or 317A. I certify that I am authorized to executive this amendment and I further certify that I understand that by signing this amendment, I am subject to penalties of perjury as set forth in section 609.48 as if I had signed this amendment under oath.


By:  /s/ Garrett K. Krause
   --------------------------
      Garrett K. Krause
      President